EXHIBIT 10.56


                                EARNOUT AGREEMENT

     THIS EARNOUT AGREEMENT (the " Agreement"), is made and entered into this 31st day of July, 1997 by and among SPEIZMAN INDUSTRIES, INC. (the " Buyer") and
C. ALEXANDER DAVIS, AMY BUTLER DAVIS, TAYLOR FERRELL DAVIS and KYLE ALEXANDER DAVIS ("hereinafter collectively referred to as the "AD Shareholders"). C. Alexander Davis is hereinafter individually referred to as "AD". Capitalized terms used but not defined herein have the meanings set forth in the Purchase Agreement which is defined hereinbelow.

                                   WITNESSETH:

     WHEREAS, the parties hereto have entered into with others that certain Stock Purchase Agreement dated as of the date hereof (the "Purchase Agreement");

     WHEREAS, it is a condition to the AD Shareholders' execution of the Purchase Agreement that the Buyer contemporaneously execute this Agreement; and

     WHEREAS, this Agreement sets forth the terms and conditions upon which the Buyer will, under certain circumstances, pay to the AD Shareholders earnout considerations specified in Section 2.2(c) of the Purchase Agreement as part of the Purchase Price to be paid the AD Shareholders for' their Shares.

     NOW, THEREFORE, for and in consideration of the AD Shareholders selling their shares to Buyer and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer agrees to pay the portion of the Purchase Price specified in Section 2.2(c) of the Purchase Agreement to AD Shareholders as follows:

     1. Definitions. As used herein, the following terms have the following meanings:

          a. "Additional Earnout Consideration" means an amount equal to fifteen percent (15%) of EBT or Annualized EBT, as the cases may be, for the fourth Twelve - Month Period and ten percent (10%) of EBT for the fifth Twelve-Month Period, except as otherwise provided in Section 4 herinbelow.

          b. "Annualized EBT" means the EBT for any elapsed portion of a Twelve - Month Period (such elapsed portion determined as the period commencing on the date on which such Twelve - Month period begins and ending on the effective date of the Fundamental Corporate Event) multiplied by a fraction, the numerator of which is the total number of days in such Twelve- Month period and the denominator of which is the number of days in such elapsed portion of the Twelve - Month Period.


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          c. "Company" means Wink Davis Equipment Co., Inc.

          d. "Earnout Consideration" means an amount equal to fifty percent (50%) of all EBT in excess of (i) One Million One Hundred Thousand Dollars ($1,100,000) for the first Twelve- Month period or (ii) One Million Two Hundred Thousand Dollars ($1,200,000) for each successive Twelve - Month Period described in Section 2 herinbelow, but such amount shall not exceed in the aggregate One Million Five Hundred Thousand Dollars ($1,500,000).

          e. "EBT" means with respect to the Company for any period the sum of
     (i) Net Income and (ii) federal, state and local income taxes, in each of the Company, for such period, computed and calculated in accordance with GAAP.

          f. "Fundamental Corporate Event" means (i) any purchase by a Person not affiliated with the Buyer of more than fifty percent (50%) of the equity securities of the Company (whether by merger, recapitization, consolidation, reorganization or otherwise), (ii) the sale of all or substantially all of the Company's assets to a Person not affiliated with the Buyer or (iii) the sale by Buyer to a party not affiliated with the Buyer of fifty percent (50%) or more of the shares of the Company held by it as of the date hereof .

          g. "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied by the Company.

          h. "Interest Rate" means 12.0% per annum calculated on the basis of actual days elapsed in a 365-day year.

          i. "Net Income" means as to the Company, for any period, the net income (or loss) of the Company for such period, determined in accordance with GAAP. In determining Net Income, interest charges shall be limited to those fairly and appropriately allocable to the Company in the discretion of Buyer which discretion shall be exercised in good faith.

          j. "Payment Date" means any date upon which a portion of Earnout Consideration or Additional Earnout Consideration is payable as set forth in Sections 2, 3 and 4 herinbelow or, if any such day is not a business day, the next succeeding business day.

          k. "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trust, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

          l. "Sharing Percentages" means those percentages set forth on Exhibit "A" attached hereto and incorporated herein by reference.

          m. "Twelve - Month Period" means the period commencing August 1, 1997 and ending June 30, 1998 or any one or more of the four (4) consecutive Twelve (12) month periods the

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     first of which commences on July 1, 1998, and in the case of Section 4c,
     "Twelve - Month Period" also means the twelve (12) - month period ending on July 31, 1997, as the case may be.

     2. Payments of Earnout Consideration. The Earnout Consideration shall become due and payable as set forth in this Section 2 only in the event that the Company produces EBT in excess of One Million One Hundred Thousand Dollars ($1,100,000) for the first Twelve - Month Period or One Million Two Hundred Thousand Dollars ($1,200,000) in any one or more of the successive Twelve - Month periods, and the Earnout Consideration shall be payable for each Twelve - Month Period. In the event that the Earnout Consideration becomes due and payable for any such Twelve - Month Period as described in the immediately preceding sentence, then the Buyer shall pay the Earnout Consideration as a portion of the Purchase Price in cash, bank cashier's check or by wire transfer to the AD Shareholders in accordance with respective Sharing Percentages within ten (10) days after the Company's determination of EBT for such Twelve - Month period but in no event later than sixty (60) days after expiration of the applicable Twelve - Month Period.

       3. Payment of Additional Earnout Considerations. The Additional Earnout Consideration shall become due and payable as set forth in this Section 3 only in the event that Earnout Considerations of an aggregate of One Million Five Hundred Dollars ($1,500,000) was due and payable under Section 2 for any or all of the first three consecutive Twelve - Month periods. In the event that Additional Earnout Consideration becomes due and payable as described in the immediately preceding sentence, then the Buyer Shall pay to AD Additional Earnout Consideration as a portion of the Purchase Price for each of the fourth and fifth Twelve - Month Periods in cash, bank cashier's check or by wire transfer no later than sixty (60) days after expiration of the fourth and fifth Twelve - Month periods, respectively.

       4. Payment Upon Fundamental Corporate Event. In the event that a Fundamental Corporate Event occurs prior to the expiration of the fifth Twelve - Month period, then the Earnout Consideration in the amount set forth in the next sentence shall become due and payable, as a portion of the Purchase Price, by the Buyer in cash, bank cashier's check or by wire transfer to the AD Shareholders contemporaneously with the occurrence of such Fundamental Corporate Event as provided in this Section 4. The amount of Earnout Consideration payable to the AD Shareholders in accordance with their respective Sharing Percentages shall be equal to One Million Five Hundred Thousand Dollars ($1,500,000) less any amount of Earnout Consideration paid to the AD Shareholders prior to the occurrence of the Fundamental Corporate Event. In the case of Additional Earnout Consideration in the event that a Fundamental Corporate Event occurs, AD shall have the right to elect to (i) have the terms of Section 3 and continue to apply or (ii) waive payment of Additional Earnout Consideration under Section 3 and receive Earnout Consideration as a portion of the Purchase Price contemporaneously with the occurrence of such Fundamental Corporate Event in accordance with the terms of this Section 4 as set forth herinbelow:

          a. In the event the Fundamental Corporate Event occurs during the fifth Twelve - Month period, and Additional Earnout Consideration is otherwise due and payable per the terms of the first sentence of Section 3 hereinabove, Additional Earnout Consideration for such fifth Twelve - Month Period shall be equal to ten percent (10%) of, at AD's election, (i) the Annualized EBT for

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     the elapsed portion of such fifth Twelve-Month Period or (ii) if the elapsed portion of such fifth Twelve-Month Period is less than two (2) full months, the EBT for the fourth Twelve-Month Period;

          b. In the event the Fundamental Corporate Event occurs in the fourth Twelve-Month Period, and Additional Earnout Consideration is otherwise due and payable per the terms of the first sentence of Section 3 hereinabove, the amount of the Additional Earnout Consideration due and payable shall be
     (i) fifteen percent (15%) of the EBT for the third Twelve-Month Period and
     (ii) ten percent (10%) of, at AD's election, (x) the Annualized EBT for the elapsed portion of such fourth Twelve-Month Period or (y) if the elapsed portion of such fourth Twelve-Month Period is less than two full months, the EBT for the third Twelve-Month Period; or

          c. In the event the Fundamental Corporate Event occurs in the first, second or third Twelve-Month Period, the amount of Additional Earnout Consideration due and payable shall be (i) fifteen percent (15%) of the EBT for the Twelve-Month Period immediately preceding the Twelve-Month Period in which the Fundamental Corporate Event occurs and (ii) ten percent (10%) of, at AD's election, (x) the Annualized EBT of the elapsed portion of the Twelve-Month Period in which the Fundamental Corporate Event occurs or (y) if the elapsed portion of such Twelve-Month Period is less than two (2) full months, the EBT for the Twelve-Month Period described in (i) in this subsection c.

     5. Interest. To the extent that the Buyer does not make a payment of any portion of the Earnout Consideration or Additional Earnout Consideration on the Payment Date, such unpaid amount shall bear interest at the Interest Rate from and after the Payment Date to the date on which such unpaid amount (or a portion thereof) is paid. AD Shareholders may pursue any and all available remedies, at law, equity or both, in the event of a default by the Company of any of its obligation under the terms of this Agreement, and the Buyer shall pay all costs of collection, including, but not limited to, reasonable attorney's fees and costs, incurred by the AD Shareholders to collect any amounts due by or through an attorney at law.

     6. Financial Statements. The Company shall no later than sixty (60) days following the end of each Twelve-Month Period provide to each of the AD Shareholders financial statements of the Company (including a balance sheet and related statements of income, changes in stockholders' equity and cash flow) for such Twelve-Month Period together with the Company's calculation of EBT, Earnout Consideration and/or Additional Earnout Consideration due and payable under this Agreement. In the event of a Fundamental Corporate Event, the Company shall timely provide such financial statements to each of the AD Shareholders for the relevant Twelve-Month Periods.

     7. Entire Agreement and Modification. This Agreement represents the entire agreement between the parties relevant to the Earnout Consideration and Additional Earnout Consideration and the other matters relating thereto set forth in this Agreement. This Agreement may not be amended except by a written agreement executed by the parties to be charged with the amendment.

     8. Assignment and Successors. No party may assign any of its rights under this Agreement without the prior written consent of the other parties hereto. This Agreement shall be


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binding upon and shall inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns.

     9. Governing Law. This Agreement shall be construed under and shall be governed by the law of North Carolina, and any dispute or matter involving this Agreement or the terms hereof shall be exclusively adjudicated in a court of competent jurisdiction in the State of North Carolina.

     10. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

     11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth hereinabove.



                                          SPEIZMAN INDUSTRIES, INC.


                                          By: /s/ Robert S. Speizman
                                             -----------------------------------
                                             Name: Robert S. Speizman
                                                  ------------------------------
                                             Title: Pres
                                                   -----------------------------


                                          /s/ C. Alexander Davis
                                          --------------------------------------
                                          C. ALEXANDER DAVIS


                                          /s/ Amy Butler Davis      Atty in Fact
                                          --------------------------------------
                                          AMY BUTLER DAVIS


                                          /s/ Taylor Ferrell Davis  Atty in Fact
                                          --------------------------------------
                                          TAYLOR FERRELL DAVIS


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                                          /s/ Kyle Alexander Davis  Atty in Fact
                                          --------------------------------------
                                          KYLE ALEXANDER DAVIS



                                   EXHIBIT "A"
                               Sharing Percentages



          AD                                           Sharing
     Shareholders                                     Percentage
     ------------                                     ----------
C. Alexander Davis                                      68.916%
Amy Butler Davis                                        10.362%
Taylor Ferrell Davis                                    10.361%
Kyle Alexander Davis                                    10.361%
                                                       -------
                                                       100.00%